Exhibit (a)(1)(A)
NOTICE OF FUNDAMENTAL CHANGE AND OFFER TO PURCHASE
Washington Mutual, Inc. and New American Capital, Inc.
(as Successor to Providian Financial Corporation)
Offer to Purchase for Cash Any and All of the Outstanding
4% Convertible Senior Notes due May 15, 2008
(CUSIP No. 74406AAC6)
The Offer will expire at 5:00 p.m., Eastern time, on November 4, 2005 unless extended or earlier terminated pursuant to a requirement of applicable law (such time and date, as the same may be extended, referred to as the “expiration time”). Holders must tender their Notes in the manner described below on or prior to the expiration time to receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the expiration time.
      NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of May 1, 1999, between Providian Financial Corporation (“Providian”) and J.P. Morgan Trust Company, National Association, as the successor trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of May 27, 2003 and as further supplemented by the Fifth Supplemental Indenture dated as of October 1, 2005 (the “Indenture”), that at the option of each holder of the Company’s 4% Convertible Senior Notes due May 15, 2008 (the “Notes”), the Notes will be purchased by New American Capital, Inc. (referred to as “we,” “us,” “our” or the “Company”), a direct, wholly owned subsidiary of Washington Mutual, Inc. (referred to as “Washington Mutual”), as successor to Providian under the Indenture, subject to the terms and conditions of this Notice of Fundamental Change and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”). In accordance with the Indenture, we are offering to purchase each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, together with accrued and unpaid cash interest to, but excluding, the Fundamental Change Repurchase Date, which will be November 4, 2005 unless the offering period is extended or earlier terminated. The offer to purchase the Notes on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”
      This Notice of Fundamental Change and Offer to Purchase constitutes the “Fundamental Change Notice” referenced in Section 3.01(b) of the Third Supplemental Indenture. Following a Fundamental Change, as defined in the Indenture, of Providian, each holder of the Notes has the right to have its Notes repurchased in accordance with the terms of the Indenture. A Fundamental Change occurred on October 1, 2005 as a result of the consummation of the merger of Providian with and into the Company (the “Merger”). In connection with the Merger, we entered into the Fifth Supplemental Indenture among us, Washington Mutual and the Trustee (the “New Supplemental Indenture”) and thereby assumed Providian’s obligations under the Notes and the Indenture, including the obligation to make this Offer. Notice of the execution of the New Supplemental Indenture is hereby provided to you in accordance with Section 2.06 of the Indenture.
      In addition, the Merger constitutes an event that permits the holders to convert their Notes into cash and Washington Mutual common stock pursuant to the terms of the Indenture. The conversion rights arising as a result of the Merger will expire at 5:00 p.m., Eastern time, on October 16, 2005. Holders should read “Section 6. Conversion Rights with Respect to the Notes” beginning on page 12 for more information about the conversion rights and the circumstances in which Notes may be converted. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.
      Based on the closing sale price for Washington Mutual common stock on October 4, 2005 of $38.60, the purchase price that the Company is offering to pay to holders pursuant to this Offer is less than the value of the cash and Washington Mutual common stock that a holder would receive upon conversion of Notes pursuant to the Indenture, although the value of Washington Mutual common stock received upon conversion will fluctuate with the market price of such common stock. Holders are urged to review this Offer to Purchase and the documents incorporated by reference herein carefully and consult with their own financial and tax advisors before deciding whether to tender their Notes in the Offer. None of us, the Trustee or the paying agent makes any recommendation as to whether or not holders should tender Notes pursuant to this Offer.
      Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Offer to Purchase is October 5, 2005

      No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of this Offer to Purchase, or the date of any documents incorporated by reference, as applicable.
      We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e–4 under the Securities Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer for ten business days after the expiration of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combination thereof, we will pursue.

i

SUMMARY TERM SHEET
      The following are answers to some of the questions that you, as a holder of our 4% Convertible Senior Notes due May 15, 2008, may have. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.
Who is offering to buy my securities?
      New American Capital, Inc., a Delaware corporation, is offering to purchase the Notes. We are a direct, wholly owned subsidiary of Washington Mutual, Inc. and are the successor to Providian Financial Corporation, the original issuer of the Notes, as a result of the merger of Providian with and into us on October 1, 2005. See “Section 4. Certain Information Concerning the Offeror.”
What securities are you offering to purchase in the Offer?
      We are offering to purchase any and all of the outstanding 4% Convertible Senior Notes due May 15, 2008. As of September 30, 2005, there was $240,824,000 in aggregate principal amount of the Notes outstanding. Providian issued the Notes under the Indenture, as supplemented by the Third Supplemental Indenture. Pursuant to the Fifth Supplemental Indenture, we assumed all of Providian’s obligations under the Notes and the Indenture.
      We have also commenced separate offers with respect to our Zero Coupon Convertible Notes due February 15, 2021 and our 2 3/4% Convertible Cash to Accreting Senior Notes due March 15, 2016, which were also originally issued by Providian. If you are also a holder of the Zero Coupon Convertible Notes and/or the 2 3/4% Convertible Cash to Accreting Senior Notes and need copies of the offer documentation for such notes, please contact J.P. Morgan Trust Company, National Association, the paying agent, conversion agent and information agent for both offers, at (800) 275-2048 or at one of the addresses listed on the back cover of this Offer to Purchase.
Are there any conditions to the Offer?
      We are offering to purchase all outstanding Notes. The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to any financing condition. The only conditions to this Offer are (i) the timely and proper delivery and tender of Notes in accordance with the terms of this Offer to Purchase and (ii) that the Offer must comply with applicable law. See “Section 12. Conditions of the Offer.”
Why are you offering to purchase my securities?
      We are offering to purchase the Notes to satisfy our contractual obligation under Section 3.01 of the Third Supplemental Indenture to repurchase, at the option of each holder thereof, the Notes after a Fundamental Change, as defined in the Indenture. A Fundamental Change occurred on October 1, 2005 when Providian merged with and into us.
How much are you offering to pay and what is the form of payment?
      In accordance with the Indenture, we are offering to purchase the Notes at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, as defined in the Indenture, which will be November 4, 2005 unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. We estimate that the purchase price will be approximately $1,018.78 per $1,000 principal amount of Notes. See “Section 2. Terms of the Offer.”

What are my conversion rights with respect to my Notes?
      Each $1,000 principal amount of the Notes may be converted, at the option of each holder, into (i) 30.7888 shares of Washington Mutual common stock, together with the requisite number of Rights issued pursuant to the Washington Mutual Rights Agreement, and (ii) $153.7553 in cash, upon the occurrence of any of the following events:

•	during any calendar quarter, if the closing sale price of Washington Mutual common stock exceeds $31.80 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•	on and after February 15, 2008, if the closing price of Washington Mutual common stock exceeds $31.80 on any trading day on or after February 15, 2008;

•	during the five business day period immediately after any five consecutive trading days in which the trading price of the Notes per $1,000 principal amount for each day of such period was less than 98% of the sum of (i) the product of the closing price of Washington Mutual common stock on such day multiplied by the number of shares of Washington Mutual common stock issuable upon conversion of $1,000 principal amount of Notes on such day, plus (ii) the amount of cash payable upon conversion of $1,000 original principal amount of Notes on such day;

•	during any period in which the Notes are rated at or below either CCC+ by Standard & Poor’s Ratings Group or Caa1 by Moody’s Investors Service;

•	if (A) Washington Mutual distributes to all holders of its common stock rights or warrants entitling them to purchase, within 45 days of the record date for such distribution, shares of its common stock at a price per share less than the average closing price of the common stock for the ten trading days preceding the announcement of such distribution or (B) the Company distributes to all holders of its common stock cash, other assets, debt securities or rights to purchase its securities, and the fair market value of such distribution per share of common stock exceeds 5% of the closing price of the common stock on the trading day immediately preceding the date such distribution is announced, then the Notes shall be convertible from the date of announcement of such distribution to the day prior to the commencement of ex-dividend trading for such distribution; and

•	from and after the date 15 days prior to the anticipated effective date of a merger or consolidation of the Company or Washington Mutual with or into another Person, a binding share exchange of the Company or Washington Mutual or a transaction pursuant to which all or substantially all of either of their assets are conveyed, transferred, sold, leased or otherwise disposed of, to the date 15 days after the consummation of such transaction.
      Washington Mutual common stock is listed on the New York Stock Exchange under the symbol “WM.” On October 4, 2005, the closing sale price of Washington Mutual common stock on the NYSE was $38.60 per share. See “Section 6. Conversion Rights With Respect to the Notes.”
Are my Notes currently convertible?
      Yes, your Notes are currently convertible until 5:00 p.m., Eastern time, on October 16, 2005 in connection with the Fundamental Change of Providian with respect to the Merger. If you convert your Notes, you will receive for each $1,000 principal amount, (i) 30.7888 shares of Washington Mutual common stock, together with the requisite number of Rights issued pursuant to the Washington Mutual Rights Agreement, and (ii) $153.7553 in cash. See “Section 6. Conversion Rights With Respect to the Notes.”
      Washington Mutual common stock is listed on the New York Stock Exchange under the symbol “WM.” On October 4, 2005, the closing sale price of Washington Mutual common stock on the NYSE was $38.60 per share. See “Section 6. Conversion Rights With Respect to the Notes.”

If I do not tender, will I continue to be able to exercise my conversion rights?
      Yes, to the extent your conversion rights are otherwise exercisable as described above. Provided that you do not submit your Notes for purchase, your conversion rights will not be affected. See “Section 6. Conversion Rights With Respect to the Notes.”
If I do not tender, will I have the right to require the Company to repurchase my Notes in the future?
      We are making the Offer to satisfy our obligation under the Indenture to repurchase the Notes at the option of each holder as a result of the Fundamental Change that occurred with respect to Providian upon the Merger. Upon expiration of the Offer, the Company will have no further obligation to repurchase your Notes unless another Fundamental Change occurs in the future with respect to us or Washington Mutual, in which case you would have the right, at your option, to require us to repurchase your Notes.
What is the market value of the Notes?
      The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Accordingly, there is no practical way to determine the trading history of the Notes. See “Section 5. Price Range of Notes and Common Stock; Dividends.”
Do you have the financial resources to make payment?
      We intend to fund our purchase of the Notes from available cash on hand. See “Section 11. Source and Amount of Funds.”
How long do I have to tender in the Offer?
      You have until 5:00 p.m., Eastern time, on November 4, 2005, unless we extend or earlier terminate the Offer, to tender your Notes in the Offer. See “Section 2. Terms of the Offer” and “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”
Can the Offer be extended, and under what circumstances?
      We may extend the Offer only if we are required to do so under applicable law. However, in accordance with the Indenture, unless the Offer is earlier terminated, we must purchase on November 4, 2005 any validly tendered Notes that have not been validly withdrawn by 5:00 p.m., Eastern time, on November 4, 2005. We will publicly announce any extension as promptly as practicable after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. See “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”
How do I tender my Notes?
      To tender your Notes for purchase pursuant to the Offer, you must tender the Notes through the Automatic Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) no later than 5:00 p.m., Eastern time, on November 4, 2005.
      If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender the Notes on your behalf through the transmittal procedures of DTC on or before the expiration time.
      By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Offer. See “Section 9. Procedures for Tendering Notes.”

Until what time can I withdraw previously tendered Notes?
      You can withdraw previously tendered Notes at any time until the expiration time, 5:00 p.m., Eastern time, on November 4, 2005 unless we extend the Offer, in which case you may withdraw your Notes at any time prior to the new expiration time. You may also withdraw any tendered Notes if such Notes have not been accepted for payment after the expiration of 40 business days from the commencement of the Offer. See “Section 10. Withdrawal of Tenders.”
How do I withdraw previously tendered Notes?
      To withdraw Notes validly tendered in the Offer, you must withdraw the Notes through the procedures of DTC prior to the expiration time. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. See “Section 9. Procedures for Tendering Notes” and “Section 10. Withdrawal of Tenders.”
If I tender, when will I receive payment for the Notes?
      We will accept for payment Notes validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer. Promptly after the expiration time, we will pay the purchase price for all Notes validly tendered and not withdrawn under the Offer. See “Section 2. Terms of the Offer.”
If my Notes are purchased in the Offer, when will interest cease to accrue on them?
      Unless we default in making payment of the purchase price, interest on the Notes we purchase from you will cease to accrue as of the end of the day of the day preceding the Fundamental Change Repurchase Date, which will be November 4, 2005 unless the Offer is extended.
If I choose to tender Notes in the Offer, do I have to surrender all of my Notes?
      No. You may tender all, a portion of or none of your Notes in the Offer. If you wish to tender a portion of your Notes in the Offer, however, you must tender your Notes in denominations of $1,000 principal amount or integral multiples thereof.
What will happen to Notes not tendered in the Offer?

•	Any Notes that remain outstanding after the Fundamental Change Repurchase Date will continue to be our obligations and will enjoy the benefits of the Indenture, including the accrual of interest. You also will continue to have the right to convert the Notes, assuming satisfaction of the conversion conditions. The other terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged.

•	To the extent that Notes are purchased pursuant to this Offer to Purchase, the trading markets for the Notes that remain outstanding may be more limited than the trading markets that may have existed if all Notes remained outstanding. As a result, the market price for the remaining Notes may decrease or become more volatile.

•	Whether or not any Notes are purchased by us pursuant to the Offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the expiration of the Offer, may acquire Notes otherwise than pursuant to the Offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this Offer to Purchase, and for cash or other consideration.

Do I have to pay a commission if I tender my Notes?
      No commissions are payable by holders of the Notes to the Company, DTC or the paying agent; however, you may be required to pay commissions to your broker in connection with your tender of Notes. See “Section 2. Terms of the Offer.”
What are the material federal income tax consequences to me if I tender?
      The sale of Notes pursuant to the Offer will be a taxable event for U.S. federal income tax purposes. See “Section 13. United States Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
      You may contact J.P. Morgan Trust Company, National Association, which is the paying agent, conversion agent and information agent for the Notes, at (800) 275-2048 or at one of the addresses listed on the back cover of this Offer to Purchase if you have any questions or requests for assistance.
Are you making any recommendation about the Offer?
      No. We do not make, and none of our directors or affiliates make, any recommendation as to whether you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes and your liquidity needs and investment objectives.
      This Offer to Purchase contains important information and you should read the remainder of this document in its entirety before making a decision with respect to the Offer.

DOCUMENTS INCORPORATED BY REFERENCE
      We incorporate by reference specified information that Washington Mutual and Providian have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or replaces that statement. We incorporate by reference the documents of Washington Mutual and Providian listed below (including all exhibits thereto, in each case, as applicable).

(i) The section titled “Description of the Notes” in Providian’s Prospectus Supplement filed pursuant to Rule 424(b) on March 16, 2004 (File No. 333-55937).

(ii) Washington Mutual’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-14667);

(iii) Washington Mutual’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 (File No. 1-14667);

(iv) Proxy Statement/ Prospectus of Washington Mutual and Providian included as part of the Registration Statement on Form S-4 filed by Washington Mutual on July 6, 2005, as amended on July 28, 2005 (File No. 333-126353);

(v) Washington Mutual’s Current Reports on Form 8-K and Form 8-K/ A filed on January 6, 2005, January 14, 2005, January 20, 2005, January 24, 2005, February 18, 2005, February 22, 2005, March 2, 2005, March 22, 2005, March 23, 2005, April 19, 2005, June 7, 2005, June 9, 2005, June 24, 2005, July 6, 2005, July 20, 2005, July 25, 2005, September 8, 2005, September 23, 2005, September 26, 2005 and October 4, 2005 (other than the portions of those documents not deemed to be filed)(File No. 1-14667);

(vi) Providian’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-12897); and

(vii) Providian’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 (File No. 1-12897).
      In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer filed on Schedule TO (the “Schedule TO”) filed by us with the SEC on October 5, 2005 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference. We will file an amendment to the Schedule TO to incorporate by reference into this Offer to Purchase all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the expiration time.
      You may request a free copy of these filings by writing us at the following address:
New American Capital, Inc.
1201 Third Avenue
Seattle, Washington 98101
Attn: Corporate Secretary
      In addition, you may obtain copies of the information relating to Washington Mutual, without charge, by accessing Washington Mutual’s website at http://www.wamu.com under the tab “About WaMu” and then under the heading “Investor Relations.”

AVAILABLE INFORMATION
      Washington Mutual files, and, prior to the Merger, Providian filed, annual, quarterly and special reports, proxy statements, and other documents with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. Such SEC filings are available to the public at its website at http://www.wamu.com and the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room located at:
Headquarters Office
100 F Street, N.E.
Room 1580
Washington, DC 20549
(202) 551-8090
      You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain or may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results and performance; statements about our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those factors discussed and identified in public filings with the Securities and Exchange Commission made by Washington Mutual and Providian;

•	the businesses of Washington Mutual and Providian may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the Merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	competition from other financial services companies in Washington Mutual’s markets could adversely affect its operating results and business plans, including plans to expand credit card originations through Washington Mutual’s branches and other channels; and

•	general business and economic conditions, including movements in interest rates, could adversely affect credit quality and loan originations and the costs or availability of funding.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to Washington Mutual or the Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Washington Mutual nor the Company undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE OFFER
Section 1. Introduction.
      We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase any or all of our outstanding 4% Convertible Senior Notes due May 15, 2008 at a price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the date the Notes are purchased.
      This notice of Fundamental Change and Offer to Purchase is being sent to you pursuant to the Third Supplemental Indenture and constitutes a “Fundamental Change Notice” referenced in Section 3.01(b) and a notice of execution of a supplemental indenture referenced in Section 2.06 thereof. The Indenture provides that following a Fundamental Change of Providian, each holder of the Notes will have the right to have all of its Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price determined as set forth in the Indenture. A Fundamental Change occurred on October 1, 2005 as a result of the consummation of the Merger. We entered into the Fifth Supplemental Indenture among us, Washington Mutual and J.P. Morgan Trust Company, National Association, as trustee, on October 1, 2005 and thereby assumed Providian’s obligations under the Notes and the Indenture, including the obligation to make this Offer. Washington Mutual has fully and unconditionally guaranteed our obligations under the Notes and the Indenture.
      The Offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on November 4, 2005, and we will purchase on November 4, 2005 any Notes that have been validly tendered and not withdrawn, unless the Offer is extended or earlier terminated. If Notes are accepted for payment pursuant to the Offer, only holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the expiration time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the expiration time.
      The Notes are currently convertible in connection with the Fundamental Change of Providian with respect to the Merger and will remain convertible until 5:00 p.m., Eastern time, on October 16, 2005. If you convert your Notes, you will receive, for each $1,000 principal amount of Notes, (i)30.7888 shares of Washington Mutual common stock, together with the requisite number of Rights issued pursuant to the Washington Mutual Rights Agreement and (ii) $153.7553 in cash in connection with such conversion.
      Based on the current conversion rate and a closing price of Washington Mutual common stock on the NYSE of $38.60 on October 4, 2005, a holder that tendered its Notes for conversion on such date would be entitled to conversion consideration with a value of approximately $1,342.61 for each $1,000 principal amount of Notes so tendered. The purchase price that we are offering per $1,000 principal amount of Notes is less than this hypothetical conversion value. The actual value of the conversion consideration that a particular holder would be entitled to receive pursuant to the Indenture and the Notes upon conversion of such Notes, however, varies based upon the value of Washington Mutual common stock when the Notes are tendered for conversion. There can be no assurance as to the price at which Washington Mutual common stock may now or in the future trade or be sold, and no assurance as to whether a holder will receive an amount greater than, less than, or equal to the hypothetical conversion value set forth above upon conversion. Holders of Notes are urged to consult with their own financial advisors before accepting the offer.
      We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their Notes pursuant to the Offer.
Section 2. Terms of the Offer.
      Upon the terms and subject to the conditions set forth herein, we are offering to purchase for cash any and all of the outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the date the Notes are purchased. We estimate that on November 4, 2005, which is the Fundamental Change Repurchase Date (as defined in the Indenture), the purchase price will be approximately $1,018.78 per $1,000 principal amount of Notes.
      The Offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on Friday, November 4, 2005 unless extended or earlier terminated. If Notes are accepted for payment pursuant to the Offer, only holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the expiration time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to such date and time.
      If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.
      Subject to applicable securities laws and the terms set forth in the Indenture and this Offer to Purchase, we reserve the right to amend the Offer in any respect. In addition, we can extend or terminate the Offer if such extension or termination is required by applicable law. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. See “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”
      In the event that we withdraw or terminate the Offer because either or both of the conditions to the Offer described in “Section 12. Conditions of the Offer” have not been satisfied, the purchase price will not be paid or become payable to holders who have tendered their Notes. In such event, the paying agent will return tendered Notes to the tendering holders promptly following the termination or withdrawal of the Offer.
      You will not be required to pay any commission to us, DTC or the paying agent in connection with the Offer; however, there may be commissions you need to pay to your broker in connection with your tender of Notes.
      You may tender, and we will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all Notes validly tendered in accordance with the procedures set forth in “Section 9. Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in “Section 10. Withdrawal of Tenders” at or prior to the expiration time. Each tendering holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of Notes whose tenders are accepted.
      We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing Notes outside of the Offer for ten business days after the expiration time. Following such time, if any Notes remain outstanding, we may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which purchases may be consummated at a price higher or lower than that offered hereby, or which may be paid in cash or other consideration. The decision to purchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the business and financial position of the Company and Washington Mutual and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders of the Notes than the terms of the Offer as described in this Offer to Purchase.
Section 3. Purpose of the Offer.
      Section 3.01 of the Third Supplemental Indenture provides that following a Fundamental Change, you have the right, at your option, to require the repurchase of your Notes. Such a Fundamental Change, as defined in the Indenture, occurred on October 1, 2005 when Providian merged with and into the Company. In connection with such Merger, we assumed Providian’s obligations under the Notes and the Indenture, including the obligation to make this Offer. We are making this Offer to satisfy our obligations under the Indenture.

Section 4. Certain Information Concerning the Offeror.
      The Company is a direct, wholly owned subsidiary of Washington Mutual. With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At June 30, 2005, Washington Mutual and its subsidiaries had reported assets of $323.53 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the United States.
      You may obtain additional information about Washington Mutual at our website (http://www.wamu.com), and you may obtain copies of the documents we file with the SEC at http://www.sec.gov.
Section 5. Price Range of Notes and Common Stock; Dividends.
      The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no existing public trading market for the Notes, and no reliable pricing information for the Notes is available. We believe that trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.
      To the extent that Notes are tendered and accepted in the Offer, such Notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Notes that we purchase pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

      The Washington Mutual common stock into which the Notes are partially convertible (subject to the satisfaction of certain conversion conditions) is currently listed on the NYSE under the symbol “WM.” The following table sets forth, for each period indicated, the high and low sale prices for Washington Mutual common stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock
	Price		Dividends on
			Common Stock
	High	Low	(per share)

2003
Quarter ended March 31, 2003	$36.95	$32.40	$0.29
Quarter ended June 30, 2003	43.99	35.05	0.30
Quarter ended September 30, 2003	42.95	36.83	0.40
Quarter ended December 31, 2003	46.85	38.05	0.41
2004
Quarter ended March 31, 2004	$45.47	$39.45	$0.42
Quarter ended June 30, 2004	44.99	36.80	0.43
Quarter ended September 30, 2004	40.88	37.54	0.44
Quarter ended December 31, 2004	42.50	37.51	0.45
2005
Quarter ended March 31, 2005	$42.81	$38.70	$0.46
Quarter ended June 30, 2005	42.97	37.75	0.47
Quarter ended September 30, 2005	43.90	39.12	0.48
Quarter ended December 31, 2005 (through October 4, 2005)	39.38	38.50	—
      On October 4, 2005, the last reported sales price of Washington Mutual common stock on the NYSE was $38.60.
      The declaration and payment of cash dividends on Washington Mutual common stock in the future and the amount thereof is at the discretion of Washington Mutual’s board of directors and will depend upon Washington Mutual’s results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by its board of directors. We cannot assure you that cash dividends will continue to be declared and paid at historical levels or at all.
      We urge you to obtain current market quotations for the Notes, to the extent available, and Washington Mutual common stock prior to making any decision with respect to the Offer.
Section 6. Conversion Rights With Respect to the Notes.
      Each $1,000 principal amount of the Notes may be converted, at the option of each holder, into (i) 30.7888 shares of Washington Mutual common stock, together with the requisite number of rights issued pursuant to the Washington Mutual Rights Agreement, and (ii) $153.7553 in cash, upon the occurrence of any of the following events:

•	during any calendar quarter, if the closing sale price of Washington Mutual common stock exceeds 110% of the Conversion Price, as defined in the Supplemental Indenture, in effect for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•	on and after February 15, 2008, if the closing price of Washington Mutual common stock exceeds 110% of the Conversion Price in effect on any trading day on or after February 15, 2008;

•	during the five business day period immediately after any five consecutive trading days in which the trading price of the Notes per $1,000 principal amount for each day of such period was less than 98% of the sum of (i) the product of the closing price of Washington Mutual common stock on such day multiplied by the number of shares of Washington Mutual common stock issuable upon conversion of $1,000 principal amount of Notes on such day, plus (ii) the amount of cash payable upon conversion of $1,000 principal amount of Notes on such day provided that if on the date of any conversion pursuant to this clause the closing price of Washington Mutual common stock is greater than the conversion price of the Notes, a holder of Notes shall receive, in lieu of the default conversion consideration set forth in the Indenture, cash or common stock or a combination thereof, at the Company’s option, with a value equal to the principal amount of the Notes plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date;

•	during any period in which the Notes are rated at or below either CCC+ by Standard & Poor’s Ratings Group or Caa1 by Moody’s Investors Service;

•	if (A) Washington Mutual distributes to all holders of its common stock rights or warrants entitling them to subscribe for or purchase, within 45 days of the record date for such distribution, shares of its common stock at a price per share less than the average closing price of the common stock for the ten trading days preceding the announcement of such distribution or (B) the Company distributes to all holders of its common stock cash or other assets, debt securities or rights to purchase its securities, and the fair market value of such distribution per share of common stock exceeds 5% of the closing price of the common stock on the trading day immediately preceding the date such distribution is announced, then the Notes shall be convertible from the date of announcement of such distribution to the day prior to the commencement of ex-dividend trading for such distribution;

•	from and after the date 15 days prior to the anticipated effective date of a merger or consolidation of the Company or Washington Mutual with or into another Person, a binding share exchange of the Company or Washington Mutual or a transaction pursuant to which all or substantially all of either of the Company’s or Washington Mutual’s assets are conveyed, transferred, sold, leased or otherwise disposed of, to the date 15 days after the consummation of such transaction.

      Except in connection with a conversion of the Notes effected pursuant to the conditions set forth in the third bullet point above, the holder will not receive any additional cash payment representing accrued but unpaid interest, if any, on Notes tendered for conversion.
      The Notes are convertible until 5:00 p.m., Eastern time, on October 16, 2005 in connection with the Fundamental Change of Providian with respect to the Merger. Pursuant to Section 2.01 of the Supplemental Indenture, if you convert your Notes, you will receive (i) 30.7888 shares of Washington Mutual common stock, together with the requisite number of Rights issued pursuant to the Washington Mutual Rights Agreement and (ii) $153.7553 in cash in connection with such conversion. Cash will be paid in lieu of fractional shares.
      In order to exercise the conversion privilege with respect to a Note held in book-entry form, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent, and (iv) pay the funds, if any, required by Section 2.02 of the Supplemental Indenture and any transfer or similar taxes, if required pursuant to Section 2.07 of the Supplemental Indenture. J.P. Morgan Trust Company, National Association is the trustee and conversion agent for the Notes. See the back cover of this Offer to Purchase for J.P. Morgan’s contact information.
      For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture.
Section 7. Acceptance of Notes for Payment.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on the Fundamental Change Repurchase Date, which will be November 4, 2005 unless the term of the Offer is extended or the Offer is earlier terminated or withdrawn, purchase by accepting for payment, and will make payment for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit, on or prior to the Fundamental Change Repurchase Date, of immediately available funds with the paying agent, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Payment for Notes for which an election to repurchase is validly made shall be delivered promptly following the later of (i) the expiration time of the Offer and (ii) the time of book-entry transfer or delivery of the Note to the paying agent. Under no circumstances will interest on the purchase price be paid by us by reason of any delay on behalf of the paying agent in making such payment.
      We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Notes and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of the Notes in order to comply, in whole or in part, with any applicable law. We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” are not satisfied.
      In all cases, payment by the paying agent to holders of Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the paying agent of confirmation of a book-entry transfer of such Notes into the paying agent’s account at DTC and a properly transmitted agent’s message. See “Section 9. Procedures for Tendering Notes.”
      For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the paying agent. We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering holders of Notes to receive the purchase price pursuant to the Offer.
      We will only accept tenders of Notes pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof.
      If we do not accept tendered Notes for payment for any reason pursuant to the terms and conditions of the Offer, such Notes will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such Notes, promptly following the expiration time or the termination of the Offer.
Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.
      The Offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on November 4, 2005 unless extended or earlier terminated.
      We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, to amend the Offer in any respect by giving oral or written notice of such amendment to the paying agent.
      We also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” are not satisfied.
      Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.
      If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.
      If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, the paying agent may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “Section 10. Withdrawal of Tenders.” However, our ability to delay the payment for Notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.
      Any Notes received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the paying agent to the tendering holders promptly following the earlier to occur of the expiration time or the termination of the Offer.
Section 9. Procedures for Tendering Notes.
      You will not be entitled to receive the purchase price for your Notes unless you validly tender and do not withdraw your Notes on or before the expiration time of the Offer, which is 5:00 p.m., Eastern time, on November 4, 2005. You may tender some or all of your Notes; however, any Notes tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your Notes on or before the expiration time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.
      Method of Tendering Notes. The Trustee under the Indenture has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System, or ATOP. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering Notes.
      Agreement to Be Bound by the Terms of the Offer. By tendering your Notes through ATOP, you acknowledge and agree as follows:

•	pursuant to the Offer, such Notes shall be purchased as of the date the Notes are accepted for purchase pursuant to the terms and conditions of the Indenture and the Notes, and that under the Indenture Notes must be surrendered to the paying agent to collect payment of the purchase price;

•	you have received this Offer to Purchase and acknowledge that it provides the notice required by the Indenture;

•	upon the terms and subject to the conditions of the Offer, and effective upon the acceptance for payment thereof, you irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the Notes tendered and so accepted for payment, waive any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the Indenture), release and discharge us and our affiliates, and our and their respective directors, officers and employees, from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes and irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

•	transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

•	present such Notes for transfer on the relevant security register, and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•	you represent and warrant that you (i) own the Notes tendered and are entitled to tender such Notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	you understand that all Notes properly tendered and not validly withdrawn prior to expiration time will be purchased at the purchase price, in cash, subject to the terms and conditions of the Offer;

•	payment for Notes purchased pursuant to this Offer to Purchase will be made by deposit of the purchase price for Notes with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•	tenders for Notes may be withdrawn prior to the expiration time by following the procedures described in “Section 10. Withdrawal of Tenders”;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and every one of your obligation and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the tender, delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.
      Tender of Notes Held Through a Custodian. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender your Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “— Tender of Notes in Global Form” on or prior to the expiration time.
      Tender of Notes in Global Form. If you are a DTC participant, you may elect to tender to us your beneficial interest in the Notes by:

•	delivering to the paying agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to the expiration time; and

•	electronically transmitting your acceptance of the Offer through ATOP, subject to the terms and procedures of that system, on or prior to expiration time. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the paying agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth above under the caption “— Agreement to Be Bound by the Terms of the Offer.”
Section 10. Withdrawal of Tenders.
      You may withdraw your tendered Notes at any time prior to the expiration time but not thereafter, except as set forth below. In addition, you may withdraw tendered Notes if we terminate the Offer without purchasing any Notes. If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the paying agent to return your tendered Notes to you promptly following the earlier of such termination or the expiration time, without cost or expense to you. You may also withdraw tendered Notes if we have not yet accepted them for payment after the expiration of 40 business days from the date of this Offer to Purchase.
      If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the paying agent to retain tendered Notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).
      For a withdrawal of a tender of Notes to be effective, a “request message” as defined below must be received by the paying agent prior to the expiration time, or after such time, so long as the Notes have not already been accepted for payment by us. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the paying agent. The term “request message” means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates.
      If the Notes to be withdrawn have been delivered or otherwise identified to the paying agent, a request message is effective immediately upon receipt thereof. If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures.
      Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and we will not pay any consideration in respect of Notes that are so withdrawn.
      Any permitted withdrawal of Notes may not be rescinded; provided, however, that withdrawn Notes may be re-tendered by following one of the procedures described in “Section 9. Procedures for Tendering Notes,” at any time at or prior to the expiration time.
      Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.
      If you tender your Notes in the Offer, you may convert your Notes into Washington Mutual common stock and cash only if you withdraw your Notes prior to the time at which your right to withdraw has expired. The Notes are convertible into shares of common stock and cash as described in “Section 6. Conversion Rights With Respect to the Notes.”

      All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the paying agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.
Section 11. Source and Amount of Funds.
      The total amount of funds we need to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $245,526,000 (assuming 100% of the outstanding Notes are tendered and accepted for payment). We intend to fund our purchase of the Notes from available cash on hand.
Section 12. Conditions of the Offer.
      There are no conditions to this Offer except (i) for the timely and proper delivery and tender of the Notes in accordance with the terms of the Offer and (ii) that the Offer must comply with applicable law. We reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied. The Offer is not conditioned on our ability to obtain sufficient financing to purchase the Notes.
Section 13. United States Federal Income Tax Consequences.
      The following is a summary of certain U.S. federal income tax consequences to holders of Notes in connection with the Offer described herein. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax law. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences relating to the Offer, or that any such contrary position would not be sustained by a court.
      This discussion is limited to holders who hold Notes as capital assets within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons subject to the alternative minimum tax, persons who hold Notes or shares of Washington Mutual common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of Notes that are treated as partnerships for U.S. federal income tax purposes.
      We recommend that you consult your tax advisor regarding the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under any state, local or foreign tax law.
      As used in this discussion, a U.S. holder is any beneficial owner of Notes who for U.S. federal income tax purposes is or is treated as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
      A non-U.S. holder is any beneficial owner of Notes who is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
      If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Notes and partners in such partnerships are urged to consult their tax advisors as to the tax consequences to them in connection with the Offer with respect to Notes described herein.

General
      Classification of the Notes. Under the Indenture, we and each holder of the Notes agree (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”), and this discussion assumes that the Notes will be so treated and does not address any possible differing treatments of the Notes. However, the tax treatment of the Notes is subject to various substantial uncertainties, particularly with regard to the application of the Contingent Debt Regulations, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in, or a holding or sale or conversion of, the Notes. In particular, a holder might be required to accrue interest or original issue discount at a different rate and might recognize capital gain or loss upon a disposition of its Notes. Holders should consult their tax advisors concerning the tax treatment of holding, selling or converting the Notes.
      Modification and Deemed Exchange of the Notes. Our assumption of the Notes or the change in conversion rights of the Notes from the right to convert into Providian common stock to the right to convert into Washington Mutual common stock and cash, in each case as a result of the merger of Providian with and into us, may be considered a “significant modification” of the Notes for U.S. federal income tax purposes. Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument generally is significant if the modified instrument differs materially either in kind or extent from the original debt instrument.
      If the Merger resulted in a deemed exchange of the Notes, any such deemed exchange would appear likely to be a tax-free recapitalization that would qualify for non-recognition treatment. In that event, gain would only be recognized to the extent that the “principal amount” of the “new” Notes deemed received exceeded the “principal amount” of the “old” Notes deemed surrendered in exchange therefor. Further, a holder’s initial tax basis in a Note following the Merger would be the same as such holder’s tax basis in the Note deemed to have been surrendered in exchange therefor, increased by the amount of any gain recognized on the deemed exchange, and a holder’s holding period in a Note following the Merger would include the period during which the holder held the Note deemed to have been surrendered in exchange therefor. It is possible, however, that the Notes may not be treated as “securities” for U.S. federal income tax purposes. If the Internal Revenue Service were to successfully assert that the Notes were not securities and any deemed exchange did not qualify for nonrecognition treatment, a U.S. holder could recognize ordinary gain or loss, and any loss could be disallowed and otherwise subject to the “wash sale” provisions of the Code.
      See “U.S. Holders — Continuing to Hold Notes” and “Non-U.S. Holders — Continuing to Hold Notes” below for certain additional consequences relating to any new Notes deemed issued as a result of the Merger.

U.S. Holders
      Repurchase of Notes. A U.S holder of a Note sold pursuant to the Offer will recognize gain or loss equal to the difference between the aggregate amount of the cash received and such holder’s adjusted tax basis in the Note. Any such gain generally will be treated as ordinary income; any such loss generally will be treated as ordinary loss to the extent of the U.S. holder’s prior net original issue discount inclusions with respect to the Notes. If the Merger resulted in a deemed exchange, it is not clear whether a U.S. Holder could take into account prior original issue discount inclusions with respect to the “old” Notes for purposes of determining the amount of ordinary loss with respect to the disposition of “new” Notes received in the deemed exchange; consequently, the deemed reissuance of new Notes could result in recharacterization of a substantial amount of ordinary loss as capital loss. Any loss in excess of that amount generally will be treated as capital loss, which will be long-term if the Notes were held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitation.
      See “Continuing to Hold Notes” below for certain tax considerations applicable to new Notes received in any deemed exchange arising from the Merger.
      Conversion. Upon a conversion of a Note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in the Note. As a holder of a Note, a U.S. holder has agreed that under the Contingent Debt Regulations, the amount realized will include the fair market value of the stock that such holder receives on conversion as a contingent payment. Any such gain or loss generally will be treated in the same manner as that described under “Repurchase of Notes” above, provided that a conversion which postdates the Merger may be regarded as occurring after a deemed exchange of Notes, and hence may be regarded as occurring with respect to new Notes; see “Continuing to Hold Notes” below for certain important tax considerations applicable to new Notes received in any deemed exchange arising from the Merger.
      Continuing to Hold Notes. As discussed above, we and each holder have agreed to treat the Notes as indebtedness subject to the Contingent Debt Regulations, and that agreement will continue to apply to Notes which are not tendered in connection with the Offer described herein. Further, that agreement extends to Notes even if they represent new Notes deemed received in connection with any deemed exchange attributable to the Merger. However, the manner in which the Contingent Debt Regulations apply to the Notes may differ depending upon whether a deemed exchange occurs or not.
      If the Merger did not result in a deemed exchange of the Notes, a holder’s tax basis and holding period in the Notes held at the time of the Merger would be unchanged by the Merger. If the Merger did result in a deemed exchange, a holder’s tax basis and holding period would be determined as described above under “Modification and Deemed Exchange of the Notes.”
      If new Notes are deemed to be issued and are treated as indebtedness subject to the Contingent Debt Regulations, and assuming the Notes are treated as “publicly traded” within the meaning of applicable Treasury Regulations, a U.S. holder will be required to include original issue discount under the methodology generally applicable with respect to the old Notes, except that such methodology would be applied on the basis of certain facts existing at the time of such reissuance. In particular, the “new” Notes would have a new comparable yield and projected payment schedule determined with respect to us and Washington Mutual common stock instead of Providian and its stock. A holder whose tax basis in the “new” Notes differs from their issue price would still be required to accrue income at the comparable yield, though adjustments would be made for such difference to more closely reflect the holder’s economic accrual. Any gain on the conversion or other disposition of the Notes generally would be treated as described above under “— Repurchase of Notes.” If the Notes are not treated as “publicly traded” the methodology for determining the amount, timing, and character of income resulting from the ownership and disposition of the “new” Notes could differ significantly from that applicable to the “old” Notes.

Non-U.S. Holders
      Repurchase and Conversion. Non-U.S. holders generally will not be subject to U.S. federal income tax on gain realized on the repurchase or conversion of a Note unless:

•	the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as described under “Continuing to Hold Notes” below; or

•	the gain is effectively connected with the non-U.S. holder’s conduct of a United States trade or business.
      Continuing to Hold Notes. Whether new Notes are deemed to be issued or not, payment to the non-U.S. holder of principal and interest (including amounts accrued as original issue discount as discussed above under “U.S. Holders — Continuing to Hold Notes”) on a Note by us or any paying agent of ours will not be subject to the 30% U.S. federal withholding tax, provided that (i) interest is not effectively connected with the non-U.S. holder’s conduct of a United States trade or business; (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Washington Mutual common stock; (iii) the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of the Code; (iv) the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; (v) Washington Mutual common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and Washington Mutual is not a U.S. real property holding corporation (a “USRPHC”); and (vi) the non-U.S. holder complies with applicable certification requirements. The non-U.S. holder’s eligibility for exemption from U.S. federal income tax on any gain realized on the sale, exchange or redemption of a Note, including any deemed exchange and an exchange of a Note for shares of Washington Mutual common stock, likewise will depend upon satisfying the conditions in the preceding sentence as well as those described under “Repurchase and Conversion” above.
      Any gain to a non-U.S. holder upon our repurchase of Notes, their conversion into shares and cash or any deemed issuance of new Notes or other disposition may be subject to U.S. federal income tax if, for such purposes, the Notes constitute a U.S. real property interest by reason of Providian’s or our status as a USRPHC during the relevant statutory period. We do not believe that either we or Providian has been a USRPHC during the relevant statutory period and neither do we expect to become one, although we can give no absolute assurances in that regard.

Backup Withholding
      Payments of cash or stock received by U.S. holders in exchange for Notes purchased pursuant to this Offer may be subject to backup withholding (currently, at a rate of 28%). Additionally, the issuance of a new Note in any deemed exchange attributable to the Merger as well as any post-Merger conversion of a Note could be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption from backup withholding should complete and submit the IRS Form W-9, certifying that such holder is a U.S. person, the tax identification number provided is correct, and that such holder is not subject to backup withholding.
      Non-U.S. holders that do not otherwise establish an exemption from backup withholding likewise should complete and submit an IRS Form W-8BEN or W-8ECI, as applicable, signed under penalties of perjury, to avoid backup withholding.

      Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Information Reporting
      We are required to report to the IRS and to certain U.S. holders information with respect to payments or property received or deemed received by U.S. holders pursuant to this Offer. A non-U.S. holder generally will not be subject to information reporting on any payments or property received or deemed received upon the sale or exchange of Notes provided the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN or W-8ECI, as applicable, and we or our paying agent do not have actual knowledge or reason to know that the holder is a U.S. person.
      Failure to complete and return the IRS Form W-9 or an IRS Form W-8BEN or W-8ECI may result in backup withholding of 28% of any payments made or property conveyed, including our stock and any Note deemed issued in connection with the Merger, to you pursuant to the Offer.
Section 14. Fees and Expenses; Solicitations.
      We will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of Notes pursuant to the Offer.
      Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the paying agent may contact holders of Notes by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase to beneficial owners of the Notes.
Section 15. Miscellaneous.
      We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

October 5, 2005	NEW AMERICAN CAPITAL, INC. WASHINGTON MUTUAL, INC.

THE PAYING AGENT AND INFORMATION AGENT FOR THIS OFFER IS:
J.P. Morgan Trust Company
(800) 275-2048

To Contact by Mail	To Contact in Person
JP Morgan Trust Company, N.A. Institutional Trust Services P.O. Box 2320 Dallas, TX 75221-2320	JP Morgan Chase Bank Institutional Trust Securities Window 4 New York Plaza — 1st Floor New York, NY 10004-2413